EXHIBIT 99.2

SpeedConnect, LLC

Financial Statements

(Unaudited)

March 31, 2019

SpeedConnect, LLC

FINANCIAL STATEMENTS

For the three months ended March 31, 2019

 SpeedConnect, LLC
BALANCE SHEETS

	As of
	March 31,	December 31,
	2019	2018
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$2,882,751	$7,229,691
Prepaid expenses and other current assets	122,388	143,510
Total current assets	3,005,139	7,373,201
NON-CURRENT ASSETS
Property and equipment, net	1,980,873	2,082,725
Operating lease right of use assets	5,240,313	—
Intangible assets, net	76,956	79,331
Goodwill	220,419	220,419
Deposits and other assets	13,190	13,190
Total non-current other assets	7,531,751	2,395,665

TOTAL ASSETS	$10,536,890	$9,768,866

LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$328,063	$363,833
Accrued and other current liabilities:
Accrued compensation	223,066	4,867,001
Deferred revenue	227,429	220,249
Customer deposits and other	41,549	82,737
Current portion of operating lease liabilities	1,800,332	—
Total current liabilities	2,620,439	5,533,820

NON-CURRENT LIABILITIES
Long term portion:
Operating lease liabilities, net of current portion	3,678,176	—
Total non-current liabilities	3,678,176	—
Total liabilities	6,298,615	5,533,820

Commitments and contingencies – See Note 6	—	—

MEMBERS’ EQUITY	4,238,275	4,235,046

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$10,536,890	$9,768,866

See accompanying notes to financial statements.

SpeedConnect, LLC
STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended March 31,
	2019	2018

REVENUES	$3,457,803	$5,838,975
COST OF SALES	2,185,867	3,166,736
Gross profit	1,271,936	2,672,239

OPERATING EXPENSES:
Sales and marketing	25,726	110,670
General and administrative	99,765	466,854
Payroll and related	435,627	703,748
Professional fees	365,166	205,128
Depreciation	101,852	113,666
Amortization	240,571	21,589
Total operating expenses	1,268,707	1,621,655

Income (Loss) from operations	3,229	1,050,584

OTHER INCOME (EXPENSE)
Interest expense	—	(661,978)
Loss on sale of assets		(409,090)
Total other expenses	—	(1,071,068)

NET INCOME (LOSS)	$3,229	$(20,484)

See accompanying notes to financial statements.

SpeedConnect, LLC
STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
For the three months ended March 31, 2019 and 2018
(Unaudited)

	Class AA Memberships	Class A Memberships	Class B Memberships	Accumulated Earnings	Total
Beginning January 1, 2018	$5,750,000	$14,911,951	$500,774	$(23,543,842)	$(2,381,117)

Net loss	—	—	—	(20,484)	(20,484)
Balances as of March 31, 2018	$5,750,000	$14,911,951	$500,774	$(23,564,326)	$(2,401,601)

	Class AA Memberships	Class A Memberships	Class B Memberships	Accumulated Earnings	Total
Beginning January 1, 2019	$—	$6,307,696	$500,774	$(2,573,424)	$4,235,046

Net income	—	—	—	3,229	3,229
Balances as of March 31, 2019	$—	$6,307,696	$500,774	$(2,570,195)	$4,238,275

See accompanying notes to financial statements.

SpeedConnect, LLC
STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$3,229	$(20,484)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	101,852	113,666
Amortization	240,571	2,366
Amortization of debt discount	—	19,223
Loss on sale of assets		409,090
Changes in operating assets and liabilities:
Prepaid expenses and other assets	21,122	(99,277)
Accounts payable and accrued expenses	(4,762,442)	(254,532)
Other liabilities	48,729	3,211
Net cash provided by (used in) operating activities	(4,346,940)	173,263

Cash flows from investing activities:
Acquisition of property and equipment	—	(54,052)
Net cash provided by investing activities	—	(54,052)

Cash flows from financing activities:
Payments on debt – third party		(147,750)
Net payments on revolving credit facilities	—
Net cash used in financing activities	—	(147,750)

Net increase (decrease) in cash	(4,346,940)	(28,539)
Cash and cash equivalents - beginning of period	7,229,691	166,125

Cash and cash equivalents - end of period	$2,882,751	$137,586

Supplemental Cash Flow Information:
Cash used for:
Interest expense
Taxes	$—	$—

Non-Cash Investing and Financing Activity:

Operating lease right of use assets and operating lease liabilities	$5,478,509	$—

See accompanying notes to financial statements.

SpeedConnect, LLC
NOTES TO FINANCIAL STATEMENTS
MARCH 31, 2019
(UNAUDITED)

NOTE 1 - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

SpeedConnect, LLC (“the “Company”) was formed for the purpose of operating wireless communications services as well as providing customers with email, web space, and networking support services in mid-Michigan, eastern Michigan, Arizona, Illinois, Montana, Nebraska, South Dakota, Texas, and Iowa. Subsequent to its formation, the Company expanded its services throughout the United States through business acquisitions. These acquisitions were targeted by the Company’s identification of wireless telecommunications licensing 2.5 GHz radio spectrum. The Company’s primary source of revenue is sales of services to commercial and residential customers in the above-mentioned areas. In addition to revenue generated from subscription sales of Internet connectivity services for its customers and their installation and support, the Company’s spectrum acquisitions were sold to Sprint (“Sprint” or “Clearwire Spectrum Holdings”) during 2018.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

Revenue is recognized over the period that services are provided to the customers. Services are billed one month in advance based on billing terms and recognized as revenue once the service is performed. Customers enter into service agreements for up to a two-year period, however most customers agree to one-year terms and after going on a month to month basis which may also include the lease or purchase of certain equipment from the Company. Month to month, customers can cancel their service agreements at any time and those under contract for a $150 early cancelation fee. Deferred revenue represents service revenue collected in advance. Equipment sales are recorded when earned. Other revenue, which includes late fees and reconnection related fees, is part of service revenue and is recorded when earned.

On January 1, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments (“New Revenue Standard”). In our evaluations and in adopting the modified retrospective approach for contracts and revenue in general, there was no difference in our revenue recognition practices upon adoption that resulted in adjustments material to the consolidated financial statements. We expect the impact of the adoption of the New Revenue Standard to continue to be immaterial on an ongoing basis.

Cash and Cash Equivalents

The company considers all investments with a maturity date of three months or less when purchased to be cash equivalents. There are no cash equivalents as of March 31, 2019 or December 31, 2018.

Accounts Receivable

Accounts receivable are stated at net invoice amounts. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. Management considers past due accounts receivable uncollectible based on its reserve calculations. All amounts deemed to be uncollectible are changed against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts on accounts receivable balances was approximately $951,469 and $961,469 as of March 31, 2019 and December 31, 2018.

Property and Equipment

Property and equipment are stated at cost or fair value if acquired as part of a business combination. Depreciation is computed by the straight-line method and is charged to operations over the estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred. The carrying amount of accumulated depreciation of assets sold or retired are removed from the accounts in the year of disposal and any resulting gain or loss in s included in results of operations. The estimated useful lives of property and equipment are 3 to 30 years.

Goodwill and Intangible Assets

Goodwill relates to amounts that arose in connection with our various business combinations and represents the difference between the purchase price and the fair value of the identifiable tangible and intangible net assets when accounted for using the acquisition method of accounting. Goodwill is not amortized, but it is subject to periodic review for impairment.

We test goodwill and other intangible assets with indefinite lives at the reporting unit level for impairment on an annual basis and between annual tests, if events and circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying value. Events that would indicate potential impairment and trigger an interim impairment assessment include, but are not limited to, current economic and market conditions, including a decline in market capitalization, a significant adverse change in legal factors, business climate or operational performance of the business and an adverse action or assessment by a regulator.

In performing the annual goodwill impairment test which we did as of December 31, 2018, we utilize the two-step approach. The first step, or Step 1, requires a comparison of the carrying value of each reporting unit to its estimated fair value. To estimate the fair value of our reporting units for Step 1, we use a combination of the income approach, the market comparable approach and the market transaction approach. The income approach is based on a discounted cash flow analysis, or DCF approach, and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value, using a risk-adjusted discount rate. Assumptions used in the DCF approach require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates and the amount and timing of expected future cash flows. The forecasted cash flows are based on our most recent operating activities and assumed growth rates. We believe our assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF approach are based on estimates of the weighted-average cost of capital, or WACC, of market participants relative to each respective reporting unit. The market approaches consider comparable and transactional market data based on multiples of revenue or earnings before interest, taxes, depreciation and amortization, or EBITDA, based on trading multiples of selected guidelines companies and deal multiples of selected target companies.

If the carrying value of a reporting unit exceeds its estimated fair value, we are required to perform the second step, or Step 2, of the annual goodwill impairment test to measure the amount of impairment loss, if any. Step 2 of the goodwill impairment test compares the implied fair value of a reporting unit’s goodwill to its carrying value. The implied fair value of goodwill is calculated as the difference between the fair value of the reporting unit and the estimated fair value of its assets and liabilities. To the extent this amount is below the carrying value of goodwill, an impairment charge is recorded to write down the carrying value to its implied value.

Impairment charges related to goodwill have no impact on our cash balances.

Impairment of Long-lived Tangible and Intangible Assets

Our intangible assets consist primarily of customer relationships and developed technology. The majority of our intangible assets were recorded in connection with our various business combinations. Our intangible assets are recorded at fair value at the time of their acquisition. We amortize intangible assets over their estimated useful lives.

The estimated useful lives of the individual categories of intangible assets were based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. Amortization of intangible assets with finite lives is recognized over the shorter of the respective lives of the agreement or the period of time the intangible assets are expected to contribute to future cash flows. We amortize our finite-lived intangible assets based on patterns on which the respective economic benefits are expected to be realized. We amortize the majority of our intangible assets, which as of March 31, 2019 of customer lists, on a straight-line basis of approximately eight years, as this methodology most closely approximates the pattern of economic benefits for these assets.

We evaluate long-lived tangible and intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present with respect to long-lived tangible and intangible assets used in operations and undiscounted future cash flows are not expected to be sufficient to recover the assets’ carrying amount, additional analysis is performed as appropriate and the carrying value of the long-lived assets is reduced to the estimated fair value, if this is lower, and an impairment loss is charged to expense in the period the impairment is identified. Factors we generally consider important which could trigger an impairment review on the carrying value of other long-lived tangible and intangible assets include the following: (1) significant underperformance relative to expected historical or projected future operating results, (2) significant changes in the manner of our use of acquired assets or the strategy for our overall business, (3) underutilization of our tangible assets, (4) discontinuance of product lines by ourselves or our customers, (5) significant negative industry or economic trends, (6) significant decline in our enterprise value for a sustained period, and (7) goodwill impairment identified during an impairment review.

Business Acquisitions

Due to our 2.5 GHz spectrum acquisition focus our business acquisitions have historically been made at prices above the fair value of the assets acquired and liabilities assumed, resulting in goodwill or some identifiable intangible asset. Significant judgment is required in estimating the fair value of intangible assets and in assigning their respective useful lives. The fair value estimates are based on available historical information and on future expectations and assumptions deemed reasonable by management but are inherently uncertain.

We generally employ the income method to estimate the fair value of intangible assets, which is based on forecasts of the expected future cash flows attributable to the respective assets. Significant estimates and assumptions inherent in the valuations reflect a consideration of other marketplace participants and include the amount and timing of future cash flows (including expected growth rates and profitability), the underlying product life cycles, economic barriers to entry, a brand’s relative market position and the discount rate applied to the cash flows. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

Net assets acquired are recorded at their fair value and are subject to adjustment upon finalization of the fair value analysis.

Debt Issuance Costs

Debt issuance costs were incurred by the Company in connection with obtaining a bank note payable. These costs are amortized over the term of the related debt. Amortization of debt issuance costs was $0 and $19,223 for the three months ended March 31, 2019 and 2018, respectively.

Deferred Revenue

The Company bills its customers in advance of services being received. Deferred revenue represents service revenue collected in advance.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro-rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement.

Concentration of Credit Risk, Off-Balance Sheet Risks and Other Risks and Uncertainties

Financial instruments that potentially subject us to concentration of credit risk primarily consist of cash and cash equivalents and accounts receivable. We invest our excess cash primarily in low risk interest bearing securities... We do not require collateral or other securities to support customer receivables; however, we perform on-going credit evaluations of our customers and maintain allowances for potential credit losses.

With the sale of the spectrum assets in 2018, Sprint agreed to allow the Company access to the spectrum assets, from which all of the current revenues are generated, until March 2020 for a monthly payment of $150,000. The Company or Sprint can essentially terminate the agreement with a thirty-day notice.

Financial Instruments and Fair Value of Financial Instruments

Our primary financial instruments at March 31, 2019 and December 31, 2018 consisted of cash equivalents, accounts receivable, accounts payable and other accrued liabilities, which approximate fair value due to their short-term nature. We apply fair value measurement accounting to either record or disclose the value of our financial assets and liabilities in our financial statements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value.

Described below are the three levels of inputs that may be used to measure fair value:

Level 1 Quoted prices in active markets for identical assets or liabilities.

Level 2 Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Research and Development

Our research and development programs focus on telecommunications products and services. Research and development costs are expensed as incurred. Any payments received from external parties to fund our research and development activities reduce the recorded research and development expenses.

Advertising Costs

Advertising costs are expensed as incurred. The Company incurred advertising costs of $25,726 and $110,670 for the three months ended March 31, 2019 and 2018, respectively.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. The Company’s financial statements reflect all adjustments that management believes are necessary for the fair presentation of their financial condition and results of operations for the periods presented.

Recently Adopted Accounting Pronouncements

On January 1, 2018, we adopted the new accounting standard ASC 606, Revenue from Contracts with Customers, and all of the related amendments (“New Revenue Standard”). In our evaluations and in adopting the modified retrospective approach for contracts and revenue in general, there was no difference in our revenue recognition practices upon adoption that resulted in adjustments material to the consolidated financial statements. We expect the impact of the adoption of the New Revenue Standard to continue to be immaterial on an ongoing basis.

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which amends ASC 718, Compensation – Stock Compensation. This ASU requires that most of the guidance related to stock compensation granted to employees be followed for non-employees, including the measurement date, valuation approach, and performance conditions. The expense is recognized in the same period as though cash were paid for the good or service. The effective date is the first quarter of fiscal year 2020, with early adoption permitted, including in interim periods. The ASU has been adopted using a modified-retrospective transition approach. The adoption did not have a material effect on the financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) and subsequent amendments to the initial guidance: ASU 2017-13, ASU 2018-10, ASU 2018-11, ASU 2018-20 and ASU 2019-01 (collectively, Topic 842). Topic 842 requires lessees to classify leases as either finance or operating leases and to record a right-of-use asset and a lease liability for all leases with a term greater than 12 months regardless of the lease classification. We adopted Topic 842 using the effective date, January 1, 2019, as the date of our initial application of the standard. Consequently, financial information for the comparative periods was not updated. Our finance and operating lease commitments are subject to the new standard and we recognized as finance and operating lease liabilities and right-of-use assets upon our adoption of Topic 842, which increased our total assets and total liabilities that we reported relative to such amounts prior to adoption.

Management has reviewed other recently issued accounting pronouncements and have determined there are not any that would have a material impact on the condensed consolidated financial statements.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company sold all of its 2.5 GHz spectrum Assets to Sprint (Clearwire Spectrum Holdings), and simultaneously leased those licenses back on a short-term basis to allow for either a smooth wind-down of its business operations at the end of 2019, or a sale of its customers and remaining assets to an acquirer that was willing and capable of moving all network radios, resources, and the customer premise equipment using 2.5 GHz radio spectrum to another group of channels or other forms of delivery the Company would not continue providing services beyond the end of 2019.

Cash flows generated from operating activities were not enough to support all working capital requirements for the three months ended March 31, 2019 and 2018. During 2018, the spectrum was sold for $60,000,000, most of which after expenses, was distributed to members. Most of the remaining assets of the Company were sold in May 2019 which left the Company primarily with a management agreement to manage the FCC spectrum that is now owned by Sprint on a month to month basis allowing time for TPT Global Tech to raise sufficient capital (estimated by management at between 12 and 15 million dollars) to move network resources, radios and customer premised equipment off the 2.5 GHz radio channels to another form of delivery and most likely utilizing 3.5GHz radio frequencies.

We incurred $3,229 and ($20,484), respectively, in earnings and net losses, and we used ($4,346,940) and generated $173,263, respectively, in cash for operations for the three months ended March 31, 2019 and 2018. Cash flows used in financing activities were zero and $147,750 for the same periods. The Company has spent no significant amounts in 2019 for marketing and advertising as in prior years. New Management of the assets sold intends to operate the assets as a going concern and has started spending marketing and advertising monies to reverse the decline of the customer bases that has occurred. In addition to working capital, New Management will be required to raise approximately $12,000,000 to $15,000,000 in capital to upgrade the network to properly support the customer base under a 5G alternative to the 2.5 GHz spectrum sold by the Company to Sprint. These factors raise substantial doubt about the ability of the Company to continue as a going concern for a period of one year from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In order for us to continue as a going concern for a period of one year from the issuance of these financial statements, we will need to obtain additional debt or equity financing and look for companies with cash flow positive operations that we can acquire. There can be no assurance that we will be able to secure additional debt or equity financing, that we will be able to acquire cash flow positive operations, or that, if we are successful in any of those actions, those actions will produce adequate cash flow to enable us to meet all our future obligations. If we are unable to obtain additional debt or equity financing, we may be required to significantly reduce or cease operations.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation as of March 31, 2019 and 2018 are as follows:

	2019	2018
Property and equipment:
Buildings and improvement	$—	—
Machinery and equipment	9,631	9,631
Transportation equipment	27,806	27,806
Furniture and fixtures	—	—
Computer equipment and software	4,147,215	4,147,215
Customer fulfillment costs	220,640	220,640
	4,405,292	4,405,292
Accumulated depreciation	(2,424,419)	(2,322,567)
Property and equipment, net	$1,980,873	2,082,725

Depreciation expense was $101,852 and $113,666 for the three months ended March 31, 2019 and 2018, respectively.

NOTE 4 – DEBT FINANCING ARRANGEMENTS

There were no financing arrangements as of March 31, 2019 and December 31, 2018.

See Lease financing arrangements in Note 6.

NOTE 5 – MEMBERSHIP INTERESTS

The Company has authorized and issued Class AA membership interests, Class A membership interests, and Class B membership interests, which are represented by the respective percentage interests set forth in the Third Amended and Restated Operating Agreement of SpeedConnect, LLC (“the agreement”).

These membership interests contain certain rights, privileges, and preferences including the following:

Voting Rights – A board of manager is appointed by the members of the various classes of membership interests as provided and further described under the Agreement. The board of manager has the full and complete authority, power, and discretion to manage and control the business affairs and priorities of the Company, to make all decision regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business.

Conversion Rights – Certain Class AA members have the right and option to convert all (and not less than all) of their respective Class AA membership interests into Class B membership interests pursuant to the specific direction, formula, and triggering event as more fully described and provided in the Agreement.

Distribution Rights – Subject to the provisions under the Agreement, the board of managers, in its sole discretion, shall determine all distributions to members as fully described and provided in the Agreement as follows:
First, distributions are provided to the Class AA members that have not exercised their conversion rights pursuant to the Agreement. Members will share on a pro rate basis based upon the amount of each member’s respective accrued and unpaid preference return as of the end of such fiscal year date in relation to the aggregate of the accrued and unpaid preference returns of all members as of the end of the fiscal year. The preference return is the cumulative return, compounded annually, equal to 8% per annum of the net capital contributed outstanding from time to time.

Second, to the Class AA members that have not exercised their conversion rights pursuant to the Agreement, on a pro rata basis in an aggregate amount equal to two times the capital contributions by each Class AA member, less any other distributions paid to a Class AA member as prescribed above.

Third, to the Class A members on a pro rata basis the amount of each such member’s respective accrued and unpaid preference return as of the end of such fiscal year date in relation to the aggregate of the accrued and unpaid preference return of all such members as of the end of the fiscal year. The preference return is the cumulative return, compounded annually, equal to 8% per annum of the net capital contributed outstanding from time to time.

Fourth, to the Class A members in proportion and to the extent of their respective net capital contributed as defined further in the Agreement.

Fifth, to the Class B members in proportion and to their Class B membership interest percentages taking into account any conversion (as provided and more fully described in the Agreement).

Additionally, if the bank covenants are satisfied, the Agreement requires payments to be made to a Class A member in the amount of $20,000 monthly. The payments are considered first as an advance against the preference return and then as a capital repayment until reduced to zero, at which time the member will no longer own Class A membership interest. There were no preference returns or capital repayments during the three months ended March 31, 2019 or the year ended December 31, 2018.

Transfer Rights – Membership interests may not be transferred or assigned, except for those pursuant to certain transfer provisions set forth in detail in the Agreement. No transfers have occurred.

Put and Call Options – Due to certain circumstances and/or triggering events as provided and set forth in the Agreement, specific put and call options are available and limited to certain members of the Company.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Lease Arrangements

We have various non-cancelable lease agreements for certain of our tower locations with original lease periods expiring between 2019 and 2044. Our lease terms may include options to extend or terminate the lease when it is reasonably certain we will exercise that option. Certain of the arrangements contain escalating rent payment provisions. Our Michigan main office lease and our two other equipment leases that are in default and leases with an initial term of twelve months have not been recorded on the condensed consolidated balance sheets. We recognize rent expense on a straight-line basis over the lease term.

Lease Cost

Summary of future payments	$6,700,856
Discount	(1,222,348)
Net Present Value	$5,478,508

Lease Term and Discount Rate - The weighted-average remaining lease term (in years) and discount rate related to the operating leases were as follows:

Weighted average lease term	6 years
Discount Rate	12%

Maturity of Lease Liabilities - The present value of our tower operating lease liabilities as of March 31, 2019 were as follows:

	2019	2020	2021	2022	2023	Thereafter
Tower Leases	$1,948,101	$1,493,186	$993,392	$642,209	$257,535	$144,085

Actual lease cost for tower leases and office space was $644,384 and $545,331 for the three months ended March 31, 2019 and 2018, respectively.

Sale Leaseback

With the sale of the spectrum assets in 2018, Sprint agreed to allow the Company access to the spectrum assets until March 2020 for a monthly payment of $150,000. During 2019, the Company paid Sprint $450,000 for use of the spectrum assets. This sale lease back is being treated as an operating lease. The Company or Sprint can essentially terminate the agreement with a thirty-day notice.

Other Commitments and Contingencies

The Company sponsors a 401(K) plan for substantially all employees. The plan provides for the Company to make a discretionary matching contribution. During 2018 and 2017, the Company made 3,715 and 2,555 in discretionary matching contributions, respectively.

On April 25, 2017, the Company entered into a Supply Agreement with a supplier of telecommunications equipment. A good portion of the equipment was returned to the supplier as defective. The supplier has issued a claim against the Company for $810,482 for unpaid amounts on the returned equipment. The Company disputes the claim in its entirety and believes that no amounts are owing under the Supply Agreement.

In June 2019 the Company settled a dispute in the Iowa District Court for $35,000 related to unpaid rental payments for retail space leased to the Company during 2018. The dispute was settled with prejudice by stipulation dated June 21, 2019.

The Company filed a lawsuit against a third party, alleging business defamation and tortious interference with business expectations. After the third party failed to file a timely response, the Saginaw County Circuit Court entered a default judgement against the third party in favor of SpeedConnect in the amount of $100,000.

NOTE 7 – RELATED PARTY ACTIVITY

Management Fees and Bonus

Consulting fees are paid to members who are active in company management. Fees paid to members during 2019 and 2018 were $274,149 and $77,502, respectively.

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets are comprised of the following:

March 31, 2019

	Gross carrying amount (1)	Accumulated Amortization	Net Book Value	Useful Life
Customer lists	$250,129	(173,173)	76,956	8.10 years
Spectrum rights	—	—	—
License agreements	$—	—	—
	$250,129	(173,173)	76,956

Goodwill	$220,419	—	220,419	—

December 31, 2018

	Gross carrying amount (1)	Accumulated Amortization	Net Book Value	Useful Life
Customer lists	$250,129	(170,798)	79,331	8.35 years
Spectrum rights	—	—	—
License agreements	$—	—	—
	$250,129	(170,798)	79,331

Goodwill	$220,419	—	220,419	—

 Remaining amortization of the intangible assets is as following for the next five years and beyond:

	2019	2020	2021	2022	2023	Beyond
Customer lists	$7,125	9,500	9,500	9,500	9,500	31,831

NOTE 9 – SUBSEQUENT EVENTS

Effective April 3, 2019, the Company entered into an Asset Purchase Agreement for the acquisition of substantially all of the remaining assets after the sale of its 2.5 GHz spectrum assets of the Company for $1.75 million, as adjusted, and the assumption of all contracts and liabilities pertinent to operations (“The Asset Purchase Agreement”). This transaction closed on May 7, 2019. As such, the Company has no significant assets as of the close of business on May 7, 2019.

As part of the Asset Purchase Agreement, the Company was hired as the manager of the 2.5 GHZ spectrum assets it leased back from Sprint and the relationship it has with Sprint related to the spectrum assets that were sold to Sprint. This was done to prevent any change of control of the spectrum assets under lease back to the Company. The actual close of the 2.5 GHz spectrum asset sale occurred in October 2018, however under the March 2018 agreement, the sale and leaseback arrangement will end March 31, 2020 with rights by Sprint to terminate some or all of the Company’s use of its 2.5 GHz spectrum assets on a month by month basis. The Company, as manager, is to operate, monitor, repair as needed, secure and confirm compliance with FCC rules as the pertain to the use of the spectrum licenses and leases, and moreover insure that any equipment related to the spectrum assets is used in a proper manner as to provide radio connections to customers.